This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Resolutions of the Ordinary Shareholders’ Meeting

FINANCIERA INDEPENDENCIA, S.A.B. DE C.V., SOFOM, E.N.R.

Type of Meeting

ORDINARY

Date

17/12/09

Percentage of Assistance

88.65%

Resolutions

FIRST POINT OF THE AGENDA:

RESOLVED TO APPROVE THE CORPORATE RESTRUCTURE CONSISTING IN THE ACQUISITION BY THE COMPANY OF UP TO A 100% (HUNDRED PERCENT) OF THE SHARES REPRESENTING THE STATED CAPITAL OF THE COMPANIES FINANCIERA FINSOL, S.A. DE C.V., SOFOM, E.N.R., FINSOL, S.A. DE C.V., FINSOL VIDA, S.A. DE C.V. AND FINANCIERA POPULAR FINSOL, S.A. DE C.V., SOFIPO AT AN ACQUISITION PRICE OF UP TO $530,000,000 (FIVE HUNDRED AND THIRTY MILLION PESOS 00/100 NATIONAL CURRENCY) PURSUANT TO AND SUBJECT TO THE CONDITIONS STATED IN THE INFORMATION STATEMENT BY CORPORATE RESTRUCTURE DATED DECEMBER 2, 2009, PRESENTED BY THE COMPANY TO THE SHAREHOLDERS AND TO THE GENERAL PUBLIC THROUGH THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES, S.A.B. DE C.V.).

SECOND POINT OF THE AGENDA:

RESOLVED TO INCREASE THE VARIABLE PORTION OF THE COMPANY’S STATED CAPITAL IN THE AMOUNT OF $850,000,000.00 M.N. (EIGHT HUNDRED AND FIFTY MILLION PESOS 00/100 NATIONAL CURRENCY), THROUGH THE ISSUANCE OF 85,000,000 (EIGHTY FIVE MILLION) OF NEW SOLE SERIES, ORDINARY, NOMINATIVE, WITHOUT NOMINAL VALUE, SHARES, THAT WILL BE OFFERED AT A SUBSCRIPTION PRICE OF $10.00 M.N. (TEN PESOS 00/100 NATIONAL CURRENCY) PER SHARE.

RESOLVED THAT THE 85,000,000 (EIGHTY FIVE MILLION) SHARES ISSUED TO REPRESENT THE CAPITAL INCREASE ADOPTED, WILL BE OFFERED, IN FIRST PLACE, TO THE COMPANY’S SHAREHOLDERS, SO THE SHAREHOLDERS MAY, IN EXERCISE OF THEIR PREFERENTIAL SUBSCRIPTION RIGHTS GRANTED BY ARTICLE 132 OF THE GENERAL LAW OF COMMERCIAL COMPANIES (LEY GENERAL DE SOCIEDADES MERCANTILES) AND THE BY-LAWS OF THE COMPANY, SUBSCRIBE AND PAY SUCH SHARES AT A PRICE OF $10.00 M.N. (TEN PESOS 00/100 NATIONAL CURRENCY) PER SHARE. THE FOREGOING, PROVIDED THAT THE COMPANY’S SHAREHOLDERS THAT HAVE LEGAL CAPCITY TO DO SO,, SHOULD EXERCISE THEIR PREFERENTIAL SUBSCRIPTION RIGHT AND PAY THE SUBSCRIBED SHARES BY THEM NO LATER THAN JANUARY 11, 2010, PURSUANT TO THE TERMS OF THE RELEVANT NOTICE THAT WILL BE PUBLISHED IN THE OFFICIAL NEWSPAPER OF THE COMPANY’S DOMICILE AND IN THE ELECTRONIC WEBSITE OF THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES, S.A.B. DE C.V.), THROUGH THE EMISNET SYSTEM, WHICH, IN ANY CASE SHOULD BE PUBLISHED WITHIN A TERM LESSER THAN 15 DAYS PRIOR TO THE DATE IN WHICH THE SHARES ARE SUBSCRIBED AND PAID.

ACKNOWLEDGED THE INTEREST EXPRESSED BY CERTAIN INVESTMENT FUNDS TO SUBSCRIBE AND PAY, EITHER DIRECTLY OR INDIRECTLY THROUGH THEIR SUBSIDIARIES AND AFFILIATES, UP TO 70,000,000 (SEVENTY MILLION) SHARES REPRESENTATIVE OF THE COMPANY’S STATED CAPITAL AT A SUBSCRIPTION PRICE OF $10.00 (TEN PESOS 00/100 NATIONAL CURRENCY) PER SHARE IN THE CASE THERE ARE ANY REMAINING SHARES PENDING TO BE SUBSCRIBED AND PAID ONCE THE TERM FOR THE EXERCISE OF THE PREFERENTIAL RIGHT BY THE SHAREHOLDERS OF THE COMPANY HAS EXPIRED, OR IN CASE THAT SUCH RIGHT IS EXPRESSLY WAIVED BY ANY OF THE COMPANY’S SHAREHOLDERS.

RESOLVED THAT UPON EXPIRATION OF THE TERM FOR THE EXERCISE OF THE PREFERENTIAL SUBSCRIPTION RIGHT TO SUBSCRIBE AND PAY THEIR CORRESPONDING SHARES OR REGARDING THE SHARES IN CONNECTION WITH WHICH SUCH RIGHT IS EXPRESSLY WAIVED BY ANY OF THE COMPANY’S SHAREHOLDERS, THE SHARES THAT ARE NOT SUBSCRIBED, WILL BE OFFERED FOR THEIR SUBSCRIPTION AND PAYMENT BY ANY THIRD PARTIES, INCLUDING, WITHOUT LIMITATION, INVESTMENT FUNDS, AT A SUBSCRIPTION PRICE THAT, IN NO CASE, COULD BE LESSER THAN $10.00 (TEN PESOS 00/100 NATIONAL CURRENCY) PER SHARE, AS RESOLVED BY THE COMPANY’ S BOARD OF DIRECTORS.

RESOLVED THAT IF THE PROCEDURES SET FORTH IN THE TWO IMMEDIATE RESOLUTIONS ABOVE ARE FINALIZED, AND STILL THERE ARE ANY SHARES PENDING FOR SUBSCRIPTION, THE COMPANY’S BOARD OF DIRECTORS, AS IT DEEMS NECESSARY OR CONVENIENT, MAY OFFER TO ALL OF THE COMPANY’S SHAREHOLDERS SUCH REMAINING SHARES FOR THEIR SUBSCRIPTION AND PAYMENT AT A SUBSCRIPTION PRICE THAT, UNDER NO CIRCUMSTANCE, MAY BE LESSER

THAN $10.00 (TEN PESOS 00/100 NATIONAL CURRENCY) PER SHARE, PURSUANT TO THE TERMS OF THE RELEVANT NOTICE THAT WILL BE PUBLISHED IN THE OFFICIAL NEWSPAPER OF THE COMPANY’S DOMICILE AND IN THE WEBSITE OF THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES, S.A.B. DE C.V.), BY MEANS OF THE EMISNET SYSTEM, (THE “SECOND OFFERING PROCESS FOR THE SHAREHOLDERS”) INCLUDING THE POSSIBILITY THAT THE SHAREHOLDERS WHO PARTICIPATED IN THE SUBSCRIPTION AND PAYMENT OF ALL THE SHARES THAT, ACCORDING TO THEIR EQUITY HOLDING WOULD HAVE THE RIGHT TO SUBSCRIBE AND PAY UNDER THE SECOND OFFERING PROCESS FOR THE SHAREHOLDERS, SHALL HAVE THE RIGHT TO SUBSCRIBE AND PAY, ADDITIONALLY AND PROPORTIONALLY AMONG THEM, AS MANY SHARES AS IT MAY BE NECESSARY IN ORDER TO EXERCISE A RIGHT TO INCREASE THEIR EQUITY HOLDING PERCENTAGE PROPORTIONALLY, THE SUBSCRIPTION AND PAYMENT OF THE AGGREGATE REMAINING SHARES PENDING FOR SUBSCRIPTION AND PAYMENT IS MADE, AT A PRICE THAT, UNDER NO CIRCUMSTANCE, MAY BE LESSER THAT THAN $10.00 (TEN PESOS 00/100 NATIONAL CURRENCY) PER SHARE.

RESOLVED TO AUTHORIZE THE ISSUANCE OF THE RELEVANT NEW PROVISIONAL CERTIFICATES AND/OR DEFINITIVE SHARE CERTIFICATES IN ORDER TO REPRESENT THE SHARES ISSUED IN ACCORDANCE WITH THE RESOLUTIONS ABOVEMENTIONED TO EVIDENCE THE APPROVED INCREASE OF THE STATED CAPITAL, AS WELL AS ITS DELIVERY TO THE PERSONS THAT SUBSCRIBE AND PAY SUCH SHARES AND/OR TO THE S.D. INDEVAL INSTITUTO PARA EL DEPÓSITO DE VALORES, S.A. DE C.V., FOR ITS SUBSEQUENT TRANSFER TO THE RELEVANT ACCOUNTS, AS THE CASE MAY BE, AS WELL AS TO UNDERTAKE ANY PROCEDURES AND LEGAL REQUIREMENTS NECESSARY PURSUANT TO THE APPLICABLE REGULATIONS BEFORE THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES S.A.B. DE C.V.), S.D. INDEVAL INSTITUTO PARA EL DEPÓSITO DE VALORES, S.A. DE C.V., AND THE COMPETENT AUTHORITIES, INCLUDING, BUT NOT LIMITED TO, THE NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES) AND THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES).